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                                EXHIBIT 10(g)(v)

               AMENDMENT NO. 5, dated as of September 11, 1998, to the Employment Agreement, made as of the third day of April 1985, and effective as of March 1, 1985 (as amended by amendments, dated as of September 25, 1990, September 30, 1991, September 25, 1992, and February 3, 1993, the "Agreement"), by and between American Technical Ceramics Corp., a Delaware corporation (the "Company"), and Victor Insetta ("Employee").

                              W I T N E S S E T H:


               WHEREAS, Employee is employed as President and Chief Executive Officer of the Company pursuant to the Agreement;

               WHEREAS, the Company desires to amend the Agreement to provide that the Incentive Compensation (as defined in the Agreement) payable to Employee pursuant to Section 5 of the Agreement may be paid, at the election of the Board of Directors of the Company, in cash, in shares of Common Stock of the Company or in a combination of cash and shares of Common Stock of the Company, subject to certain limitations;

               WHEREAS, Employee agrees to continue to serve as President and Chief Executive Officer of the Company pursuant to the terms of the Agreement as hereby amended;

               NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

               1. Section 5 of the Agreement is hereby amended by adding a new subsection (e) thereto to read in its entirety as follows:


                      "(e) Payment of the Incentive Compensation, if any,
               provided for herein for a particular fiscal year of the Company may be made, at the election of the Board of Directors of the Company, in cash, in shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), or in a combination of cash and

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               Common Stock; provided, however, that the cash component of any such payment shall not be less than 50% of the total amount payable to Employee as Incentive Compensation in respect of the fiscal year to which such payment relates without Employee's consent. Common Stock issued in payment of Incentive Compensation shall be valued at the fair market value thereof as of the last day of the fiscal year to which such Incentive Compensation relates. For purposes of this Agreement, the fair market value of the Common Stock on the last day of any fiscal year ending during the term of this Agreement shall be the last reported sales price, regular way, of the Common Stock on the last trading day of such fiscal year on the principal national securities exchange on which the Common Stock is listed for trading, or if the Common Stock is not listed for trading on any such exchange, the last reported sales price, regular way, of the Common Stock on the last trading day of such fiscal year on the Nasdaq Stock Market, or if the Common Stock is not traded on the Nasdaq Stock Market, the average of the closing bid and closing asked prices for the Common Stock as furnished by the National Association of Securities Dealers, Inc. (the "NASD") through NASDAQ (or any successor organization if the NASD is no longer furnishing such information) on the last trading day of such fiscal year, or if the closing bid and asked prices of the Common Stock are not so reported, the fair market value of the Common Stock shall be determined by the Board of Directors of the Company in good faith. Employee acknowledges that any shares of Common Stock issued to Employee pursuant to this Section 5(e) shall not be registered under the Securities Act of 1933, as amended (the "Act"), and any applicable state securities laws, and may not be sold or otherwise transferred by Employee in the absence of such registration or an exemption therefrom. Employee further acknowledges that the issuance of any such shares shall be conditioned upon Employee executing such certificates, documents and agreements, and taking such other actions, as may be necessary to comply with all applicable federal and state securities laws."

               2. Except as expressly modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties have caused this Amendment No. 5 to be duly executed and delivered as of the date first above written.

                                          AMERICAN TECHNICAL CERAMICS CORP.
                                          By: /S/ Kathleen M. Kelly
                                             --------------------------------
                                              Kathleen M. Kelly
                                              Vice President - Administration

                                              /S/ Victor Insetta
                                             --------------------------------
                                              Victor Insetta